   As filed with the Securities and Exchange Commission on January 30, 1996

                                                  Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           _________________________

                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                            GRAPHIC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                    Georgia                               58-1101633
         (State or other jurisdiction of               (I.R.S. Employer
          incorporation or organization)              Identification No.)

                            2155 Monroe Drive, N.E.
                             Atlanta, Georgia 30324
                                 (404) 874-3327
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               MARK C. POPE ,III
                             Chairman of the Board
                            Graphic Industries, Inc.
                            2155 Monroe Drive, N.E.
                             Atlanta, Georgia 30324
                                 (404) 874-3327
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            ________________________

                          Copies of Communications to:

                             LAWRENCE M. GOLD, Esq.
                             Lawrence M. Gold, P.C.
                              100 Galleria Parkway
                                   Suite 695
                             Atlanta, Georgia 30339
                                 (770) 933-9600

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
                            ________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

 Title of each class of securities      Amount to         Proposed maximum         Proposed maximum           Amount of
         to be registered             be registered        offering price         aggregate offering   registration fee(1)
                                                           per share (1)                 price

----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value         306,612   Shares          $9.875               $3,027,793.50           $1,044.07
----------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the proposed offering price and registration fee are based upon the average of the high and low prices of the Common Stock on January 25, 1996, as reported by the Nasdaq National Market System.

                            ________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section (8)a, may determine.

PROSPECTUS
----------
                                 306,612 SHARES

                            GRAPHIC INDUSTRIES, INC.

                                  COMMON STOCK

                             _____________________


          THIS PROSPECTUS RELATES TO 306,612 SHARES (THE "SHARES") OF COMMON STOCK, $.10 PAR VALUE ("COMMON STOCK"), OF GRAPHIC INDUSTRIES, INC. (THE "COMPANY"). THE SHARES MAY BE OFFERED BY CERTAIN SHAREHOLDERS OF THE COMPANY (THE "SELLING SHAREHOLDERS") FROM TIME TO TIME IN TRANSACTIONS IN THE OPEN MARKET, IN NEGOTIATED TRANSACTIONS OR A COMBINATION OF SUCH METHODS OF SALE, AT FIXED PRICES WHICH MAY BE CHANGED, AT MARKET PRICES PREVAILING AT THE TIME OF SALE, AT PRICES RELATED TO SUCH PREVAILING MARKET PRICES OR AT NEGOTIATED PRICES. THE SELLING SHAREHOLDERS MAY EFFECT SUCH TRANSACTIONS BY SELLING THE SHARES TO OR THROUGH BROKER-DEALERS, AND SUCH BROKER-DEALERS MAY RECEIVE COMPENSATION IN THE FORM OF DISCOUNTS, CONCESSIONS OR COMMISSIONS FROM THE SELLING SHAREHOLDERS AND/OR THE PURCHASERS OF THE SHARES FOR WHOM SUCH BROKER-DEALERS MAY ACT AS AGENTS OR TO WHOM THEY SELL AS PRINCIPALS, OR BOTH (WHICH COMPENSATION AS TO A PARTICULAR BROKER-DEALER MIGHT BE IN EXCESS OF CUSTOMARY COMMISSIONS). SEE "SALE OF THE SHARES."

          THE SELLING SHAREHOLDERS ACQUIRED THE SHARES FROM THE COMPANY ON NOVEMBER 1, 1995, IN CONNECTION WITH THE COMPANY'S ACQUISITION OF A COMPANY OWNED BY THE SELLING SHAREHOLDERS. INCLUDED IN THE SHARES COVERED BY THIS PROSPECTUS ARE 30,661 SHARES OF COMMON STOCK ISSUED INTO ESCROW IN CONNECTION WITH THIS ACQUISITION. SEE "RECENT DEVELOPMENTS." THE SELLING SHAREHOLDERS MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SEE "SELLING SHAREHOLDERS" AND "SALE OF THE SHARES."

          NONE OF THE PROCEEDS FROM THE SALE OF THE SHARES BY THE SELLING SHAREHOLDERS WILL BE RECEIVED BY THE COMPANY. THE COMPANY HAS AGREED TO BEAR ALL EXPENSES (OTHER THAN SELLING COMMISSIONS) IN CONNECTION WITH THE REGISTRATION AND SALE OF THE SHARES BEING OFFERED BY THE SELLING SHAREHOLDERS, AND THE COMPANY AND THE SELLING SHAREHOLDERS HAVE AGREED TO INDEMNIFY EACH OTHER AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT.

          THE COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET SYSTEM. ON JANUARY 25, 1996, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK OF THE COMPANY REPORTED ON THE NASDAQ NATIONAL MARKET SYSTEM WAS $ 9.75 PER SHARE.

                            _______________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _______________________

               The date of this Prospectus is February __, 1996.

                             AVAILABLE INFORMATION

          THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") A REGISTRATION STATEMENT ON FORM S-3 (THE "REGISTRATION STATEMENT"), OF WHICH THIS PROSPECTUS FORMS A PART, COVERING THE SHARES TO BE SOLD PURSUANT TO THIS OFFERING.

          AS PERMITTED BY THE RULES AND REGULATIONS OF THE COMMISSION, THIS PROSPECTUS OMITS CERTAIN INFORMATION, EXHIBITS AND UNDERTAKINGS CONTAINED IN THE REGISTRATION STATEMENT. SUCH ADDITIONAL INFORMATION, EXHIBITS AND UNDERTAKINGS CAN BE INSPECTED AT AND OBTAINED FROM THE COMMISSION AS SET FORTH BELOW. FOR ADDITIONAL INFORMATION REGARDING THE COMPANY, THE COMMON STOCK AND RELATED MATTERS AND DOCUMENTS, REFERENCE IS MADE TO THE REGISTRATION STATEMENT AND EXHIBITS THERETO.

          CERTAIN DOCUMENTS PREVIOUSLY FILED BY THE COMPANY WITH THE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." COPIES OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A PROSPECTUS IS DELIVERED UPON REQUEST TO THE SECRETARY, GRAPHIC INDUSTRIES, INC., 2155 MONROE DRIVE, N.E., ATLANTA, GEORGIA 30324 (TELEPHONE:
(404) 874-3327).

          THE COMPANY IS SUBJECT TO THE INFORMATIONAL AND REPORTING REQUIREMENTS OF THE EXCHANGE ACT, AND ACCORDINGLY FILES REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE COMMISSION. SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED WITH THE COMMISSION, AS WELL AS THE REGISTRATION STATEMENT, ARE AVAILABLE FOR INSPECTION AND COPYING AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT ROOM 1024, 450 FIFTH STREET, N.W., JUDICIARY PLAZA, WASHINGTON, D.C. 20549 AND AT CERTAIN REGIONAL OFFICES OF THE COMMISSION LOCATED AT 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS 60661 AND 7 WORLD TRADE CENTER, NEW YORK, NEW YORK 10048. COPIES OF SUCH MATERIAL CAN BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION, 450 FIFTH STREET, N.W., JUDICIARY PLAZA, WASHINGTON, D.C. 20549 AT PRESCRIBED RATES.

                                  THE COMPANY

          The Company engages in all aspects of financial and corporate printing, reprographic services, commercial printing, direct mail printing and other graphic communications. It ranks approximately 17th in sales among commercial printing firms in North America. The Company's competitive position has been strengthened in recent years by its substantial capital investments in advanced equipment, including computerized multicolor presses, prepress equipment and laser scanners for color separations.

          The Company has expanded its printing and graphic arts services and its markets through a continuous program of acquisitions of established companies in its industry and through internal growth and development. Since its incorporation in 1970, the Company has grown from a regionally based business with six operating companies to a network of 17 commercial printing companies and a reprographics division with operations in the major U.S. market regions of the Southeast, Northeast, Midwest and Southwest.

          The Company's principal executive offices are located at 2155 Monroe Drive, N.E., Atlanta, Georgia 30324. Its telephone number is (404) 874-3327.

                              RECENT DEVELOPMENTS

          On November 1, 1995, the Company acquired Quadras, Inc. ("Quadras") pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated November 1, 1995. Pursuant to the Agreement, QQQ, Inc., a corporation which owned all of the outstanding stock of Quadras, was merged into Quadras Acquisition Company, a wholly-owned subsidiary of the Company (the "Merger"). The Merger was effective on November 1, 1995, and the Shares were issued on that date in exchange for all of the outstanding stock of QQQ, Inc., which was owned
by Ms. Sara S. Harris ("Harris") and Ms. Cynthia A. Morgan ("Morgan").   Of the
total Shares issued, 137,976 Shares were issued to Harris; 137,975 Shares were issued to Morgan and 30,661 Shares were issued to NationsBank of Georgia, N.A. as escrow agent (the "Escrow Shares"). The Escrow Shares are being held pursuant to an Escrow Agreement dated November 1, 1995 (the "Escrow Agreement") for six months from November 1, 1995 (which period may be extended if any claims as defined in the Escrow Agreement are then pending) to cover any claims for breaches of representations, warranties and covenants in the Agreement and certain other matters. The Escrow Agreement provides for the release of the Shares held in escrow either to Harris and Morgan, in which case they may be sold hereunder, or to the Company, in which event they will be canceled. The Escrow Shares may not be sold or transferred while they are subject to the
Escrow Agreement.   Under the terms of the  Agreement, the Company agreed to
register the Shares under the Securities Act for resale by the Selling Shareholders and to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have also agreed to indemnify the Company against certain
liabilities, including liabilities under the Securities Act.   The Registration
Statement of which this Prospectus is a part was filed with the Commission pursuant to the registration provisions of the Agreement.

          On December 21, 1995, the Company entered into a $110 million revolving credit facility with a group of lenders led by Nationsbank. The new facility refinances the Company's floating rate borrowings and provides additional borrowing capacity. The initial term of this revolving facility is two years, renewable each year for an additional one year period. The interest rate on this indebtedness is a floating rate which, at the Company's option from time to time, will equal Nationsbank's prime rate or a specified margin (based upon a specific financial ratio) over LIBOR. This indebtedness is secured by substantially all the accounts receivable and inventories of the Company and its subsidiaries.

                              SELLING SHAREHOLDERS

          Mesdames Harris and Morgan (the "Selling Shareholders") beneficially owned the following Shares prior to this offering, and such Shares (including the Escrow Shares when and if released to the Selling Shareholders pursuant to the Escrow Agreement) are being offered hereby:

  Name of Selling    Number of Shares    Number of
    Shareholder       Owned Directly   Escrow Shares*   TOTAL
-------------------  ----------------  --------------  -------

Sara S. Harris            137,976          15,330      153,306
Cynthia A. Morgan         137,975          15,331      153,306

__________

*Assumes complete release of all Escrow Shares to the Selling Shareholders.

          Prior to the offering, each Selling Shareholder beneficially owned approximately 2.2 percent of the outstanding shares of Common Stock as of the date of this Prospectus (assuming complete release of the Escrow Shares to the Selling Shareholders and calculated without regard to the shares of Common Stock issuable upon conversion of shares of Class B Common Stock or any of the Company's Convertible Debentures). Upon completion of the offering, assuming all of the Shares being offered hereby are sold and that no other changes in the Selling Shareholders' beneficial ownership occur prior to completion of this offering, the Selling Shareholders will not beneficially own any shares of Common Stock of the Company. Ms. Morgan currently serves as Chairman of Quadras and Ms. Harris serves as President of Quadras.

                               SALE OF THE SHARES

          The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions in the open market, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

          The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

          A legal opinion to the effect that the Shares are legally issued, fully paid and nonassessable has been rendered by Lawrence M. Gold, P.C., 100 Galleria Parkway, Suite 695, Atlanta, Georgia 30339.

                                    EXPERTS

          The consolidated financial statements and schedule of the Company appearing or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended January 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

               (1) The Company's Annual Report on Form 10-K for the year ended January 31, 1995 (Commission File No. 0-12204);

               (2) The Company's Quarterly Report on Form 10-Q for the period ended April 30, 1995 (Commission File No. 0-12204);

               (3) The Company's Quarterly Report on Form 10-Q for the period ended July 31, 1995 (Commission File No. 0-12204);

               (4) The Company's Quarterly Report on Form 10-Q for the period ended October 31, 1995 (Commission File No. 0-12204);

               (5) The description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act on Form 8-A, as amended (Commission File
               No. 0-12204).

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date upon which this offering is terminated shall be deemed to be incorporated by reference herein and to be part hereof from the date any such document is filed.

          Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in this paragraph.

                   _________________________________________


NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                   _________________________________________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Insurance and Distribution.

          Registration fee to the Securities
            and Exchange Commission ................................ $ 1,044.07
          NASDAQ Additional Listing fee ............................   6,132.24
          Accounting fees and expenses .............................   2,500.00
          Legal fees and expenses ..................................   3,500.00
          Miscellaneous expenses ...................................     200.00
                                                                     ----------
                Total .............................................. $13,376.31

          The foregoing items, except for the SEC registration fee and the Nasdaq additional listing fee, are estimated. The Registrant has agreed to bear all expenses (other than selling commissions and up to $2,500 in legal expenses for the Selling Shareholders) in connection with the registration and sale of the Shares.

Item 15.  Indemnification of Directors and Officers.

          Section 14-2-850 et. seq. of the Georgia Business Corporation Code and
Article IX of the Registrant's Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified by the Registrant against liability that they may incur while serving in such capacity. These provisions generally provide that the directors and officers of the Registrant will be indemnified by the Registrant against any losses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director of officer of the Registrant or served with another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant if such director or officer acted in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under these provisions, the Registrant may provide advances for expenses incurred in defending any such action, suit or proceeding upon receipt of any undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he is entitled to indemnification by the Registrant.

          The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16. Exhibits.

2 Agreement and Plan of Reorganization dated November 1, 1995, among Graphic Industries, Inc., Quadras Acquisition Company, QQQ, Inc., Quadras, Inc., Sara Senie Harris and Cynthia A. Morgan.

3(a)  Amended and Restated Articles of incorporation. (1)

3(b)  Bylaws. (2)

4(a) See Articles V and VI of the Amended and Restated Articles of Incorporation contained in Exhibit 3(a) and Articles II and VII of the Bylaws contained in Exhibit 3(b).

4(b) Form of Indenture, including Form of Debenture, between the Registrant and the First National Bank of Atlanta. (3)

5 Opinion of Lawrence M. Gold, P.C. as to the legality of the securities being registered.

23(a)  Consent of Ernst & Young LLP (see page immediately preceding signature
       page to this Registration   Statement).

24     Power of Attorney (see signature page to this Registration Statement).

99 Escrow Agreement dated November 1, 1995, among Graphic Industries, Inc., Quadras Acquisition Company, Sara Senie Harris, Cynthia A. Morgan and NationsBank of Georgia, N.A.

_________________________


(1)  Incorporated by reference to Exhibit 3(a) of the Registrant's Annual Report
     on Form 10-K for the   fiscal year ended January 31, 1991 (File No.
     0-12204).

(2)  Incorporated by reference to Exhibit 3(b) of the Registrant's Annual Report
     on Form 10-K for the   fiscal year ended January 31, 1992 (File No.
     0-12204).

(3) Incorporated by reference to Exhibit 4(b) of the Registrant's Registration Statement on Form S-1 filed on April 30, 1986 (Reg. No. 33-5277).

Item 17. Undertakings.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if
    ----------------
the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 29, 1996.

                                 GRAPHIC INDUSTRIES, INC.


                                 BY:    /s/ Mark C.  Pope, III
                                    -------------------------------------
                                       Mark C. Pope, III
                                       Chairman of the Board and
                                       Chief Executive Officer



                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints MARK C. POPE, III and MARK C. POPE, IV, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          Signature                          Title                   Date
          ---------                          -----                   ----


    /s/ Mark C.  Pope, III        Chairman of the Board and     January 29, 1996
------------------------------    Chief Executive Officer
       Mark C. Pope, III          (Principal Executive Officer)


     /s/ David S.  Fraser         Chief Financial Officer and   January 29, 1996
------------------------------    Treasurer (Principal
       David S. Fraser            Financial and Accounting
                                  Officer)


    /s/ Mark C.  Pope, IV         President and Director        January 29, 1996
------------------------------
      Mark C. Pope, IV

  /s/ William A.  Wood, Jr.       Director                      January 29, 1996
------------------------------
    William A. Wood, Jr.

      /s/ John R.  Pope           Director                      January 12, 1996
------------------------------
        John R. Pope

/s/ Clifford M.  Kirtland, Jr.    Director                      January 29, 1996
------------------------------
  Clifford M. Kirtland, Jr.

   /s/ James A.  Hatcher          Director                      January 29, 1996
------------------------------
     James A. Hatcher

 /s/ Ralph N.  Strayhorn, Jr.     Director                      January 29, 1996
------------------------------
   Ralph N. Strayhorn, Jr.

   /s/ Warren E.  Andrews         Director                      January 15, 1996
------------------------------
     Warren E. Andrews

    /s/ Carter D.  Pope           Director                      January 29, 1996
------------------------------
       Carter D. Pope

  /s/ Alvan A.  Herring, Jr.      Director                      January 29, 1996
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    Alvan A. Herring, Jr.





                                      II-6